          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 8, 2000
                                  $500,000,000
                   CATERPILLAR FINANCIAL SERVICES CORPORATION
                                 POWERNOTES(SM)
             WITH MATURITIES OF 9 MONTHS OR MORE FROM DATE OF ISSUE

     We plan to offer and sell notes with various terms, which may include the following:

     - Maturity of 9 months or more from the date of issue

     - Interest at a fixed rate

     - Interest payment dates at monthly, quarterly, semi-annual or annual intervals

     - Book-entry (through The Depository Trust Company) form

     - Minimum denominations of U.S. $1,000 increased in multiples of $1,000

     - Redemption and/or repayment provisions, if applicable, whether mandatory or at our option or the option of the holder

     We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

     You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.  SEE "RISK FACTORS" ON PAGE S-5.
                             ---------------------

     We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent on our behalf. If we sell all of the notes, we expect to receive proceeds from such sales of between $475,000,000 and $497,000,000, after paying the agents' discounts and commissions of between $3,000,000 and $25,000,000. However, the agents' discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years. We may also sell notes without the assistance of the agents (whether acting as principal or as agent). Out of our proceeds, we expect to incur approximately $320,000 in expenses.

     (SM)Service Mark of Caterpillar Financial Services Corporation
                             ---------------------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus supplement, the prospectus or any pricing supplement is accurate or complete. Any representation to the contrary is a criminal offense.

ABN AMRO INCORPORATED
            CHARLES SCHWAB & CO., INC.
                        EDWARD JONES & CO., L.P.
                                    FIDELITY CAPITAL MARKETS
                                        A DIVISION OF
                                     NATIONAL FINANCIAL
                                    SERVICES CORPORATION
                                              PAINEWEBBER INCORPORATED
                                                      SALOMON SMITH BARNEY
                             ---------------------

                               SEPTEMBER 8, 2000

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary.....................................................   S-3
About This Prospectus Supplement And Pricing Supplements....   S-5
Risk Factors................................................   S-5
  Structure and Market Risks................................   S-5
Description Of Notes........................................   S-6
  General Features of the Notes.............................   S-6
  Payment of Principal and Interest.........................   S-7
  Other Provisions Applicable to Notes......................   S-8
  Book-Entry System.........................................   S-8
  Redemption and Repurchase.................................  S-10
  Repayment at Option of Holder.............................  S-11
  Repayment Upon Death......................................  S-11
Certain United States Federal Income Tax Consequences.......  S-14
  United States Holders.....................................  S-14
  Non-United States Holders.................................  S-19
Supplemental Plan Of Distribution...........................  S-21
Validity of Notes...........................................  S-22

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Caterpillar Financial Services Corporation..................    3
Use of Proceeds.............................................    3
Ratios of Profit to Fixed Charges...........................    3
Description of Debt Securities We May Offer.................    3
Plan of Distribution........................................    9
Validity of Debt Securities We May Offer....................   10
Experts.....................................................   10
Where You Can Find More Information.........................   10

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE ARE OFFERING TO SELL THE NOTES, AND SEEKING OFFERS TO BUY THE NOTES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF THE TIME OF THEIR DELIVERY OR ANY SALE OF THE NOTES.

                                    SUMMARY

     You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement.

Issuer........................   Caterpillar Financial Services Corporation

Purchasing Agent..............   ABN AMRO Incorporated

Title.........................   PowerNotes(SM)

Amount........................   Up to $500,000,000 aggregate initial public
                                 offering price.

Denomination..................   The authorized denominations of the notes will
                                 be $1,000 and any amount in excess thereof that is an integral multiple of $1,000.

Status........................   The notes are unsecured and unsubordinated
                                 obligations of Caterpillar Financial and will rate equally and ratably with all other unsecured and unsubordinated indebtedness of
                                 Caterpillar Financial.

Maturities....................   Due from nine months or more from the date of
                                 issue, as specified in the applicable pricing supplement.

Interest......................   - Each note will bear interest from the issue
                                   date at a fixed rate, which may be zero in the case of a zero-coupon note.

                                 - Interest on each note, other than a
                                   zero-coupon note, will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date; and

                                 - Unless otherwise specified in the applicable
                                   pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal.....................   The principal amount of the notes will be
                                 payable on the maturity date of such notes at the corporate trust office of the trustee.

Redemption and Repayment......   Unless otherwise provided in the applicable
                                 pricing supplement:

                                 - the notes will not be redeemable prior to the
                                   maturity date at the option of Caterpillar
                                   Financial or repayable prior to the maturity date at the option of the holder; and

                                 - the notes will not be subject to any sinking
                                   fund. The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require Caterpillar Financial to repay a note prior to its maturity date upon the death of the owner of such note.

Form of Notes and Clearance...   The notes will be represented by global notes
                                 deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary's nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See "Description of Notes -- Book-Entry System."

Trustee.......................   U.S. Bank Trust National Association, Corporate
                                 Trust Department, 450 West 33rd Street, 16th
                                 Floor, New York, New York 10005, under an indenture dated as of April 15, 1985, as supplemented from time to time.

Selling Group Members.........   Broker-dealers and/or securities firms that
                                 have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and regulations. You may call
                                 1-877-373-0322 for a list of selling group members or access the internet at www.catpowernotes.com.

                        ABOUT THIS PROSPECTUS SUPPLEMENT
                            AND PRICING SUPPLEMENTS

     This prospectus supplement sets forth certain terms of the PowerNotes (the "notes"), that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

     Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the prospectus.

     In this prospectus supplement, the terms "Caterpillar Financial," "we," "us" and "our" mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries.

                                  RISK FACTORS

     Your investment in the notes will involve certain risks. This prospectus supplement does not describe all of those risks. Neither we nor the agents will be responsible for advising you of these risks now or as they may change in the future.

     In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant elements of the notes or financial matters.

STRUCTURE AND MARKET RISKS

     Redemption -- We may choose to redeem notes when prevailing interest rates are relatively low.

     If your notes are redeemable, we may choose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

     Uncertain Trading Markets -- We cannot assure that a trading market for your notes will ever develop or be maintained.

     We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

- the method of calculating the principal and interest for the notes;

- the time remaining to the maturity of the notes;

- the outstanding amount of the notes;

- the redemption features of the notes; and

- the level, direction and volatility of market interest rates generally.

     There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the foregoing investment risks.

                              DESCRIPTION OF NOTES

     The notes we are offering by this prospectus supplement constitute a series of debt securities for purposes of the indenture dated as of April 15, 1985, as supplemented from time to time. The notes will be on a parity in all respects with all debt securities issued under the indenture. For a description of the indenture and the rights of the holders of securities under the indenture, including the notes, see "Description of Debt Securities We May Offer" in the accompanying prospectus attached to this prospectus supplement.

     The following description of the particular terms of the notes we are offering supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities described in the accompanying prospectus, and we refer you to that description. The terms and conditions described in this section "Description of Notes" will apply to each note unless we otherwise specify in the applicable pricing supplement. Certain terms used in this prospectus supplement have the meanings given to those terms in the prospectus.

GENERAL FEATURES OF THE NOTES

     The notes will be unsecured obligations of Caterpillar Financial and will be issued only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in "Book-Entry System" below. As used in this prospectus supplement, the term "holder" means those who own notes registered in their own names and not those who own beneficial interests in notes issued in "book-entry" form through the depository. For more information on certificated and global notes, see "Book-Entry System" below.

     We may offer from time to time up to $500,000,000 aggregate principal amount, including in such amount the offering price of any such notes sold at a discount. However, we may increase this limit, if in the future we determine that we may wish to sell additional notes.

     The notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as selected by the initial purchaser and agreed to by us.

     The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal tax considerations of original issue discount notes, see "Payment of Principal and Interest" and "Certain United States Federal Income Tax Consequences -- United States Holders -- Original Issue Discount." Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

     The notes may be registered for transfer or exchanged at the principal office of the Corporate Trust Department of U.S. Bank Trust National Association (formerly First Trust of New York, National Association) (the "trustee") in The City of New York. The transfer or exchange of global notes will be effected as specified in "Book-Entry System" below.

     Except as described in "Certain Restrictions -- Restrictions on Liens and Encumbrances" in the accompanying prospectus, the indenture does not contain any provision which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations. In addition, although the support agreement between Caterpillar Inc. and us does provide that Caterpillar Inc. will ensure that we will maintain a tangible net worth of at least $20 million and will maintain a ratio of earnings and interest expense to interest expense of not less than 1.15 to 1, the indenture does not contain any provision which would afford holders of the notes other protection upon the occurrence of a highly leveraged transaction involving Caterpillar Financial which may adversely affect the creditworthiness of the notes. See "Description of Debt Securities We May Offer -- Certain Restrictions" in the accompanying prospectus.

     As used in this prospectus supplement, business day means, with respect to any note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

PAYMENT OF PRINCIPAL AND INTEREST

     Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global notes will be paid in immediately available funds to the depositary or its nominee. The depositary will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee shall have any responsibility or liability for these payments by the depositary. So long as the depositary or its nominee is the registered owner of any global note, the depositary or its nominee will be considered the sole owner or holder of such note for all purposes under the indenture.

     Payments of interest, if any, with respect to any certificated note, other than amounts payable at maturity will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

     Unless we otherwise specify in the applicable pricing supplement, if we redeem any original issue discount note as described below under "Redemption and Repurchase," or we repay any such note at the option of the holder as described below under "Repayment at Option of Holder" and "Repayment Upon Death," or if the principal of any such note is declared to be due and payable immediately as described in the accompanying prospectus under "Description of Debt Securities We May Offer -- Events of Default and Notices," the amount of principal due and payable with respect to such note shall be limited to the sum of the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable, which accrual shall be calculated using the "interest method," computed in accordance with generally accepted accounting principles, in effect on the date of redemption, repayment or declaration, as applicable.

     Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Such interest will be payable at the fixed rate per annum stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date or maturity, as the case may be. Unless we otherwise specify in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The interest payment dates for a note that provides for interest payments shall be as follows:

Interest Payments        Interest Payments Dates
Monthly................. Fifteenth day of each calendar
                         month (or the next business
                         day), commencing in the first
                         succeeding calendar month
                         following the month in which
                         the note is issued.
Quarterly............... Fifteenth day of every third
                         month (or the next business
                         day), commencing in the third
                         succeeding calendar month
                         following the month in which
                         the note is issued.
Semi-annual............. Fifteenth day of every sixth
                         month (or the next business
                         day), commencing in the sixth
                         succeeding calendar month
                         following the month in which
                         the note is issued.
Annual.................. Fifteenth day of every twelfth
                         month (or the next business
                         day), commencing in the twelfth
                         succeeding calendar month
                         following the month in which
                         the note is issued.

     The regular record date with respect to any interest payment date shall be the date 15 calendar days prior to such interest payment date, whether or not such date shall be a business day.

     Interest rates we offer on the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. Interest rates and other variable terms of the notes are subject to change by us from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by us.

OTHER PROVISIONS APPLICABLE TO NOTES

     Any provisions with respect to the notes, including the determination and/or specification of the interest payment dates, the maturity or any other matter relating to such note, may be modified by the terms specified under "Other Terms" on the face of the note or in an addendum relating to such note, if so specified on the face of the note and in the applicable pricing supplement.

BOOK-ENTRY SYSTEM

     Upon issuance, all notes having the same original issuance date, interest rate and stated maturity and other terms, if any, will be represented by a single global note. Each global note will be deposited with, or on behalf of the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary's nominee. Except as described below, global notes may be transferred, in whole and not in part, only by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

     The depositary has advised the agents and us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants ("participants") of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. "Direct participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The Rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     Purchases of interests in the global notes under the depositary's system must be made by or through direct participants, which will receive a credit for such interests on the depositary's records. The ownership interest of each actual purchaser of interests in the global notes, each called a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except as described below.

     To facilitate subsequent transfers, all global notes deposited by participants with the depositary are registered in the name of the depositary's partnership nominee, Cede & Co. The deposit of global notes with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the interests in the global notes; the depositary's records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the interests in a global note are being redeemed, the depositary's practice is to determine by lot the amount of the interest of each direct participant in such global note to be redeemed.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures, the depositary mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments on the global notes will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depositary is the responsibility of us or the trustee, disbursement of such payments to direct participants shall be the responsibility of the depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

- the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

- we in our discretion at any time determine not to have all of the notes of such series represented by one or more global note or notes and notify the trustee of such determination, or

- an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the depositary holding such global notes shall direct. The authorized denominations of the notes will be $1,000 or any greater amount that is an integral multiple of $1,000. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

REDEMPTION AND REPURCHASE

     If we indicate in the pricing supplement relating to a note, such note will be redeemable at our option on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

     We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

REPAYMENT AT OPTION OF HOLDER

     If we indicate in the pricing supplement relating to a note, such note will be repayable at the option of the holder on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of repayment.

     In order for a note to be repaid, the trustee must receive at the principal office of the Corporate Trust Department of the trustee in The City of New York at least 30 days, but not more than 45 days, prior to the specified repayment date notice of the holder's exercise of its repayment option as specified in the note. Exercise of the repayment option by the holder of a note shall be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

     The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to such notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular global note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

REPAYMENT UPON DEATH

     The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require us to repay a Note prior to its maturity date upon the death of the owner of such note as described below (the "survivor's option"). See the applicable pricing supplement to determine whether the survivor's option applies to any particular note.

     Pursuant to exercise of the survivor's option, if applicable, we will, at our option, either repay or purchase any note (or portion thereof) properly tendered for repayment by or on behalf of the person (the "representative") that has authority to act on behalf of the deceased owner of the beneficial interest in such note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in such note plus accrued interest to the date of such repayment (or at a price equal to the amortized face amount for zero-coupon notes on the date of such repayment), subject to the following limitations. The survivor's option may not be exercised until 12 months following the date of issue of the applicable notes. In addition, we may, in our sole discretion, limit the aggregate principal amount of Notes as to which exercises of the survivor's option will be accepted in any calendar year (the "annual put limitation") to one percent (1%) of the outstanding aggregate principal amount of the notes as of the end of the most recent fiscal year, but not less than $1,000,000 in any such calendar year, or such greater amount as we in our sole discretion may determine for any calendar year, and may limit to $200,000, or such greater amount as we in our sole discretion may determine for any calendar year, the aggregate principal amount of notes (or portions thereof) as to which exercise of the survivor's option will be accepted in such calendar year with respect to any individual deceased owner of beneficial interests in such notes (the "individual put limitation"). Moreover, we will not make principal repayments or purchases pursuant to exercise of the survivor's option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment or repurchase of any note, the principal amount of such note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the notes). Any note (or portion thereof) tendered pursuant to exercise of the survivor's option may not be withdrawn.

     Each note (or portion thereof) that is tendered pursuant to valid exercise of the survivor's option will be accepted promptly in the order all such notes are tendered, except for any note (or portion thereof) the acceptance of which would contravene (i) the annual put limitation, if applied, or (ii) the individual put limitation, if applied, with respect to the relevant individual deceased owner of beneficial interests therein. If, as of the end of any calendar year, the aggregate principal amount of notes (or portions thereof) that have been accepted pursuant to exercise of the survivor's option during such year has not exceeded the annual put limitation, if applied, for such year, any exercise(s) of the survivor's option with respect to notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened the individual put limitation, if applied, with respect to an individual deceased owner of beneficial interests therein will be accepted in the order all such notes (or portions thereof) were tendered, to the extent that any such exercise would not trigger the annual put limitation for such calendar year. Any note (or portion thereof) accepted for repayment pursuant to exercise of the survivor's option will be repaid no later than the first interest payment date that occurs 20 or more calendar days after the date of such acceptance. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the annual put limitation will be deemed to be tendered in the following calendar year in the order in which all such notes (or portions thereof) were originally tendered, unless any such note (or portion thereof) is withdrawn by the representative for the deceased owner prior to its repayment. In the event that a note (or any portion thereof) tendered for repayment pursuant to valid exercise of the survivor's option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder thereof at its last known address as indicated in the note register, that states the reason such note (or portion thereof) has not been accepted for payment.

     Subject to the foregoing, in order for a survivor's option to be validly exercised with respect to any note (or portion thereof), the trustee must receive from the representative of the deceased owner:

          (1) a written request for repayment signed by the representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States,

          (2) tender of the note (or portion thereof) to be repaid,

          (3) appropriate evidence satisfactory to the trustee that (a) the representative has authority to act on behalf of the deceased beneficial owner, (b) the death of such beneficial owner has occurred and (c) the deceased was the owner of a beneficial interest in such note at the time of death,

          (4) if applicable, a properly executed assignment or endorsement, and

          (5) if the beneficial interest in such note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee attesting to the deceased's ownership of a beneficial interest in such note.

     Subject to our right hereunder to limit the aggregate principal amount of notes as to which exercises of the survivor's option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the survivor's option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties. The trustee will disburse payments it receives pursuant to exercise of the survivor's option on the interest payment date following the first regular record date upon which the trustee shall have received the documents described in clauses (1) through (5) of the preceding paragraph.

     The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment, together with interest accrued thereon to the repayment date. The death of a person owning a note by tenancy in common will be deemed the death of a holder of a note only with respect to the deceased holder's interest in the note so held by tenancy in common; except that in the event a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note, will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

     In the case of repayment pursuant to the exercise of the survivor's option, for notes represented by a global note, the depositary or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor's option for such note. To obtain repayment pursuant to exercise of the survivor's option with respect to such note, the representative must provide to the broker or other entity through which the beneficial interest in such note is held by the deceased owner:

          (1) the documents described in clauses (1) and (3) of the third preceding paragraph, and

          (2) instructions to such broker or other entity to notify the depositary of such representative's desire to obtain repayment pursuant to exercise of the survivor's option.

     Such broker or other entity will provide to the trustee:

          (1) the documents received from the representative referred to in clause (1) of the preceding paragraph, and

          (2) a certificate satisfactory to the trustee from such broker or other entity stating that it represents the deceased beneficial owner.

     Such broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor's option to the appropriate representative. See "Description of Notes -- Book-Entry System."

     A representative may obtain the forms used to exercise the survivor's option from U.S. Bank Trust National Association, the trustee, at 100 Wall Street, 16th Floor, New York, New York 10005, or call the Corporate Trust Department at (212) 361-2536, during normal business hours.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Orrick, Herrington & Sutcliffe LLP, our counsel, the following summary correctly describes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986 as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described in this prospectus supplement. This summary generally is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as:

- life insurance companies,

- tax-exempt organizations,

- dealers in securities or currencies, or traders in securities that elect to mark to market,

- notes held as a hedge or as part of a hedging, straddle or conversion transaction, or

- holders whose functional currency is not the U.S. dollar.

     This summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of the ownership of notes that are due to mature more than 30 years from the date of issue will be discussed in the applicable pricing supplement. Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable pricing supplement may contain a discussion of the special United States federal income tax consequences applicable to particular notes.

UNITED STATES HOLDERS

     This section describes the tax consequences to a United States holder. A United States holder is a beneficial owner of a note that is:

- a citizen or resident of the United States,

- a domestic corporation,

- an estate whose income is subject to United States federal income tax regardless of its source, or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this section does not apply to you. See "Non-United States Holders" below.

  Payment of Interest

     Except as described below, interest on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's method of accounting for tax purposes. Special rules governing the treatment of notes issued at an original issue discount are described under "Original Issue Discount" below.

  Original Issue Discount

     General Treatment. The following is a summary of the principal United States federal income tax consequences of the ownership of notes issued with original issue discount. A note that has an issue price of less than its stated redemption price at maturity generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a note generally is the first price at which a substantial amount of the issue of notes is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the note other than qualified stated interest payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate or at certain variable rates. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder's method of tax accounting.

     A note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of .25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of notes having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the note.

     United States holders of notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder's method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     The annual amount of original issue discount includable in income by the initial United States holder of a note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the note for each day on which such holder held the note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

     The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the note at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the note. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

     If a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, the first stated interest payment on the note is to be made within one year of the note's issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

     If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

     United States holders of notes containing a survivor's option issued with original issue discount (other than zero coupon notes) should consult with their tax advisors regarding the effect of such feature to their particular circumstances.

     For purposes of calculating the yield and maturity of a note subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such note's yield and maturity and any related subsequent accruals of original issue discount.

     Short-Term Notes. A note that matures one year or less from the date of its issuance is called a short-term note. In general, an individual or other cash method United States holder of a short-term note is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, holders who holds the note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding.

     In the case of a United States holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

     For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term note, including stated interest, are included in the short-term note's stated redemption price at maturity.

  Premium and Market Discount

     If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity, or, in the case of a note issued at an original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium)) as of the date of purchase, the amount of the difference generally will be treated as market discount for United States federal income tax purposes; however, a note acquired at its original issue will not have market discount unless the note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of .25 percent of the stated redemption price at maturity of the note and the number of remaining complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

     Under the market discount rules, a United States holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States holder as if such holder had sold the note at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a note, unless the United States holder elects to accrue on a constant yield basis. A United States holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

     A United States holder who purchases a note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the note's acquisition.

     A United States holder who acquires a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note at a premium, and will not be required to include any original issue discount in income. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the note. The amortized premium will be treated as a reduction of the interest income from the note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

  Constant Yield Election

     A United States holder of a note may elect to include in income all interest and discount, as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

  Sale and Retirement of the Notes

     Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see "Premium and Market Discount" above) and accrued but unpaid interest. Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year. A United States holder's adjusted tax basis in a note will equal the cost of the note, increased by any original issue discount or market discount previously included in taxable income by the United States holder with respect to such note, and reduced by any amortizable bond premium applied to reduce interest on a note, any principal payments received by the United States holder and in the case of notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

     Special rules regarding the treatment of gain realized with respect to short-term notes issued at an original issue discount are described under "Original Issue Discount" above.

  Backup Withholding and Information Reporting

     A 31 percent backup withholding tax and certain information reporting requirements may apply to payments of principal and interest (including any original issue discount) made to, and the proceeds of disposition of a note by, certain United States holders. Backup withholding will apply only if (i) the United States holder fails to furnish its Taxpayer Identification Number to the payor, (ii) the IRS notifies the payor that the United States holder has furnished an incorrect Taxpayer Identification Number, (iii) the IRS notifies the payor that the United States holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States holder fails to certify, under penalty of perjury, that it has both furnished a correct Taxpayer Identification Number and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     This section describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual,

- a foreign corporation,

- a foreign partnership, or

- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain in respect of a note.

     A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal and interest (including original issue discount) on notes, provided that (i) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not for United States federal income tax purposes a controlled foreign corporation related to us through stock ownership, (iii) the beneficial owner of the note certifies to us or our agent under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures and (iv) the payment is not a payment of contingent interest (generally a payment based on or determined by reference to income, profits, cash flow, sales, dividends or other comparable attributes of the obligor or a party related to the obligor).

     In certain circumstances, the above-described certification can be provided by a bank or other financial institution. Recently finalized Treasury regulations, that are generally effective with respect to payments made after December 31, 2000, would provide alternative methods for satisfying the above-described certification requirements. Those recently finalized Treasury regulations also generally would require, in the case of notes held by a foreign partnership, that (i) the certification described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule generally would apply in the case of tiered partnerships.

     In addition, a non-United States holder of a note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a note, unless the holder is an individual who is present in the United States for 183 days or more during the taxable year of sale, retirement or other disposition and certain other conditions are met. If a non-United States holder of a note is engaged in a trade or business in the United States and income or gain from the note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     A note held by an individual who is a non-United States holder at the time of death will not be subject to United States federal estate tax upon such individual's death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) payments with respect to the note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the note would not be considered to be a payment of contingent interest as described above.

     Backup withholding and information reporting will not apply to payments of principal and interest, if any, made to a non-United States holder by us on a note with respect to which the holder has provided the required certification under penalties of perjury of its non-United States holder status or has otherwise established an exemption, provided in each case that we or our paying agent, as the case may be, do not have actual knowledge that the payee is a United States person. Payments on the sale, exchange or other disposition of a note by a non-United States holder effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period (or, in addition, for payments made after December 31, 2000, a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies), information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption.

     Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Under the terms of the Selling Agent Agreement dated as of September 8, 2000, the notes are offered from time to time by us through ABN AMRO Incorporated, Charles Schwab & Co., Inc., Edward Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Corporation, PaineWebber Incorporated and Salomon Smith Barney, who have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit sales of the notes; provided, however, that any such solicitation and sale of the notes shall be on the same terms and conditions to which the agents have agreed. We will pay the agents a gross selling concession to be divided among themselves as they shall agree. The concession will be payable to ABN AMRO Incorporated, the purchasing agent, in the form of a discount ranging from .60% to 5.00%, depending upon the maturity, of the non-discounted price for each note sold. Commissions and discounts with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part. We reserve the right to withdraw, cancel or modify the offer without notice.

     Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for its own account. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price. In addition, the agents may offer the notes they have purchased as principal to other NASD dealers in good standing. The agents may sell notes to any such dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not, during the distribution of the notes, be in excess of the discount to be received by such agent from the purchasing agent. The purchasing agent may sell notes to any such dealer at a discount not in excess of the discount it received from us. After the initial public offering of notes to be resold by an agent to investors and other purchasers, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

     Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

     Each agent has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus supplement, the prospectus or the accompanying pricing supplement and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither we nor any other agent shall have responsibility therefor.

     No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See "Book-Entry System" in this prospectus supplement.

     Application may be made to list notes on stock exchanges on which we and the purchasing agent may agree with respect to an issue. If such notes are listed on a stock exchange, it will be specified in the applicable pricing supplement.

     In connection with an offering of the notes, the rules of the Securities and Exchange Commission permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

     Broker-dealers and/or securities firms that have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and regulations. You may call 1-877-373-0322 for a list of selling group members or access the Internet at www.catpowernotes.com.

     The agent and/or their affiliates may engage in various general financing and banking transactions with us and/or our affiliates.

                               VALIDITY OF NOTES

     The validity of the notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, our counsel, and by Sidley & Austin, 10 South Dearborn Street, Chicago, Illinois 60603, counsel for the agents.

PROSPECTUS

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                                DEBT SECURITIES

                             ---------------------

     We may from time to time sell up to $4,000,000,000 aggregate initial offering price of our debt securities. The debt securities may consist of debentures, notes or other types of unsecured debt. We will provide the specific terms of these securities in supplements to this prospectus. The debt securities are solely our obligations and are not guaranteed by Caterpillar Inc. You nor we may use this prospectus to carry out sales of debt securities unless it is accompanied by a prospectus supplement.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                               SEPTEMBER 8, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Caterpillar Financial Services Corporation..................    3
Use of Proceeds.............................................    3
Ratios of Profit to Fixed Charges...........................    3
Description of Debt Securities We May Offer.................    3
Plan of Distribution........................................    9
Validity of Debt Securities We May Offer....................   10
Experts.....................................................   10
Where You Can Find More Information.........................   10

                             CATERPILLAR FINANCIAL
                              SERVICES CORPORATION

     Caterpillar Financial Services Corporation is a wholly owned finance subsidiary of Caterpillar Inc. We provide retail financing alternatives to customers and dealers around the world for Caterpillar Inc. and non-competitive related equipment, provide wholesale financing to Caterpillar Inc. dealers and purchase short-term dealer receivables from Caterpillar Inc. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar Inc. sales and generate financing income.

     We are a Delaware corporation that was incorporated in 1981 and are the successor to a company formed in 1954. Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001 and our telephone number is (615) 341-1000. Unless the context otherwise indicates, the terms "Caterpillar Financial," "we," "us" or "our" mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiaries.

                                USE OF PROCEEDS

     We will use net proceeds from the sale of the debt securities for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

                       RATIOS OF PROFIT TO FIXED CHARGES

     Our ratios of profit to fixed charges for each of the years ended December 31, 1995 through 1999 and for the six months ended June 30, 1999 and 2000 are as follows:

SIX MONTHS
   ENDED
 JUNE 30,         YEAR ENDED DECEMBER 31,
-----------   --------------------------------
2000   1999   1999   1998   1997   1996   1995
----   ----   ----   ----   ----   ----   ----
1.32.. 1.38   1.35   1.35   1.39   1.36   1.34

     For the purpose of calculating this ratio, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the "indenture." The indenture is a contract, dated as of April 15, 1985, as supplemented, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "Events of Default and Notices." Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the aggregate principal amount of debt securities which we may issue. This section summarizes all the material terms of the debt securities that are common to all series (unless otherwise indicated in the prospectus supplement relating to a particular series). Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement.

     Our obligations, as well as the obligations of the trustee, run only to persons who are registered as holders of debt securities. Investors who hold debt securities in accounts at banks, brokers, or other financial intermediaries or depositaries will not be recognized by us as registered holders of debt securities. Accordingly, any right that holders may have under the indenture must be exercised through such intermediaries or depositaries.

     We may issue the debt securities as "original issue discount securities," which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to such original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to the debt securities being offered. The prospectus supplement relating to the debt securities being offered will also describe any special considerations and certain special United States federal tax considerations applicable to such debt securities.

     In addition, certain material financial, legal and other terms of the offered debt securities are described in the prospectus supplement relating to the debt securities being offered. Those terms may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the offered debt securities described in the prospectus supplement. The prospectus supplement relating to the offered debt securities is attached to the front of this prospectus.

TERMS

     The prospectus supplement relating to the series of debt securities being offered will provide the following terms:

- the title of the offered debt securities;

- any limit on the aggregate principal amount of the offered debt securities;

- the date or dates on which the principal of the offered debt securities will be payable;

- the rate or rates per annum at which the offered debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which such interest will accrue;

- the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

- the place or places where principal of (and premium, if any) and interest on offered debt securities shall be payable;

- any mandatory or optional sinking fund or analogous provisions;

- if applicable, the price at which, the periods within which and the terms and conditions upon which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option;

- if applicable, the terms and conditions upon which the offered debt securities may be repayable prior to final maturity at the option of the holder (which option may be conditional);

- the portion of the principal amount of the offered debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

- the currency or currencies, including composite currencies, in which principal of (and premium, if any) and interest may be payable (which may be other than those in which the offered debt securities are stated to be payable);

- any index pursuant to which the amount of payments of principal of (and premium, if any) or interest may be determined;

- whether all or any part of the offered debt securities will be issued in the form of a global security or securities and, if so, the depositary for, and other terms relating to, such global security or securities; and

- any other terms of the offered debt securities. (section 301)

     Unless otherwise indicated in the attached prospectus supplement, the offered debt securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (section
302) No service charge will be made for any transfer or exchange of the offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange. (section 305)

     The debt securities are not secured by any of our property or assets.

CERTAIN RESTRICTIONS

     Support Agreement. We have a support agreement with Caterpillar which provides, among other things, that Caterpillar will:

- remain directly or indirectly, our sole owner;

- ensure that we will maintain a tangible net worth of at least $20 million;

- permit us to use (and we are required to use) the name "Caterpillar" in the conduct of our business; and

- ensure that we maintain a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1.

     The indenture provides that we:

- will observe and perform in all material respects all of our covenants or agreements contained in the support agreement;

- to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the support agreement; and

- will not waive compliance under, amend in any material respect or terminate the support agreement; provided, however, that the support agreement may be amended if such amendment would not have a material adverse effect on the holders of any outstanding debt securities of any series or if the holders of at least 66 2/3% in principal amount of the outstanding debt securities of each series so affected (excluding from the amount so outstanding and from such holders, the holders of such series who are not so affected) shall waive compliance with the provisions of this section insofar as it relates to such amendment. (section 1004)

     Restrictions on Liens and Encumbrances. We will not create, assume or guarantee any secured debt without making effective provision for securing the debt securities (and, if we shall so determine, any other indebtedness of ours or guaranteed by us), equally and ratably with such secured debt. The term "secured debt" shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

- certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us;

- mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by us;

- mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us;

- mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages;

- any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items; or

- any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

     Notwithstanding the above, we may, without securing the debt securities, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 5% of the consolidated net tangible assets. (sections 101 and 1005)

     The indenture provides that we shall not consolidate or merge with, and shall not convey, transfer or lease our property, substantially as an entirety, to, another corporation if as a result thereof any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless effective provision shall be made to secure the debt securities equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

     The term "consolidated net tangible assets" means, as of any particular time, the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries' most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term "subsidiary," as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations more than 50% of the outstanding stock of which is similarly owned or controlled. (section 101)

THE TRUSTEE

     The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture the trustee is a creditor of ours.

EVENTS OF DEFAULT AND NOTICES

     The following events are defined in the indenture as "events of default" with respect to debt securities of any series:

- failure to pay principal of or premium, if any, on any debt security of that series when due;

- failure to pay any interest on any debt security of that series when due, continued for 60 days;

- failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

- default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under "Certain Restrictions -- Support Agreement";

- failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 25% in principal amount of the debt securities outstanding and affected thereby;

- Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

- default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by us (including a default with respect to debt securities of any series other than that series), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

- certain events in bankruptcy, insolvency or reorganization of us;

- certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such events affect any significant part of our assets or those of any of our subsidiaries; and

- any other event of default provided with respect to debt securities of such series. (section 501)

     If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such declaration and its consequences. (section 502)

     Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due on acceleration upon the occurrence of an event of default and its continuation.

     The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities. (section 602)

     We will be required to furnish to the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (section 1006)

     The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (sections 512 and 513)

     Under the indenture, record dates may be set for certain actions to be taken by the holders with respect to events of default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee or waiving any default. (sections 501, 502, 512 and 513)

     The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder,

- the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof; and

- the principal amount of a debt security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of our original issuance of such debt security in good faith, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of such debt security, of the amount determined as provided in the first item above). (section 101)

     The indenture provides that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (section 603)

     The occurrence of an event of default under the indenture may give rise to a cross-default under other series of debt securities issued under the indenture and other indebtedness of ours which may be outstanding from time to time.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the indenture may be made by us and the trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such debt securities affected thereby:

- change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such debt security;

- reduce the principal amount of (or premium, if any) or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

- change the place or currency of payment of principal or (or premium, if any) or interest, if any, on any such debt security;

- impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

- reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

- modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for certain actions of the holders with respect to consenting to any amendment. (Section 902)

                              PLAN OF DISTRIBUTION

     We may sell the debt securities through underwriters or dealers or directly to one or more purchasers. Any such underwriter or agent involved in the offer and sale of the debt securities will be named in the related prospectus supplement. The underwriters or agents may include one or more of Chase Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc.

     Underwriters or agents may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the debt securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in such debt securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

     Any underwriters or agents participating in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts and commissions they receive and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters or agents to indemnify them against or provide contribution toward certain civil liabilities, including liabilities under the Securities Act.

     In addition certain of the underwriters or agents and their associates may be customers of, engage in transactions with, lend money to and perform services for, us in the ordinary course of their businesses.

                          VALIDITY OF DEBT SECURITIES
                                  WE MAY OFFER

     The validity of debt securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, our counsel, and, unless otherwise indicated in a prospectus supplement relating to the offered debt securities, by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, counsel for the underwriters or agents.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               WHERE YOU CAN FIND
                                MORE INFORMATION

     We and Caterpillar each file annual, quarterly and special reports, proxy statements (Caterpillar only) and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings (file number 001-11241) and the filings of Caterpillar (file number 001-00768) are also available to the public at the SEC's web site at http://www.sec.gov. You may also read any copy of these documents concerning us at the offices of the New York Stock Exchange and these documents concerning Caterpillar at the offices of the New York, Chicago or Pacific Stock Exchanges.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, our Current Report on Form 8-K dated June 1, 2000, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold.

     You may request a copy of these filings, at no cost, by writing or telephoning as follows:

     Caterpillar Financial Services Corporation
     2120 West End Avenue
     Nashville, Tennessee 37203-0001
     Attn: Legal Department
     Telephone: (615) 341-1000

     You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the debt securities. Additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement may be provided in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

[Square grid containing the following four black and white pictures; upper right -- Caterpillar track-type tractor in operation moving boulders; lower right -- man, woman and young girl having a picnic; lower left -- Caterpillar hydraulic excavator in a field; upper left -- two men dressed in office attire looking at a computer screen]